FIRST CAPITAL, INC. REPORTS 2011 EARNINGS INCREASE

Corydon, Indiana—January 27, 2012.  First Capital, Inc. (NASDAQ:  FCAP) (the “Company”), the holding company for First Harrison Bank (the “Bank”), today reported net income of $4.0 million or $1.43 per diluted share for the year ended December 31, 2011, compared to net income of $3.9 million or $1.39 per diluted share for the year ended December 31, 2010.

The increase in earnings is primarily due to increases in net interest income after provision for loan losses and noninterest income, partially offset by an increase in noninterest expenses.

Net interest income after provision for loan losses increased $393,000 for the year ended December 31, 2011 as compared to the year ended December 31, 2010. Interest income decreased $1.6 million when comparing the two periods as the average tax-equivalent yield and average balance of interest-earning assets decreased from 5.24% and $426.9 million for the year ended December 31, 2010 to 5.05% and $412.2 million for the year ended December 31, 2011.  Interest expense decreased $1.7 million as the average cost and balance of interest-bearing liabilities decreased from 1.50% and $367.2 million to 1.08% and $347.0 million when comparing the same two periods.  The provision for loan losses decreased from $2.0 million for the year ended December 31, 2010 to $1.8 million for the year ended December 31, 2011.  The Bank continued to provide loan loss reserves during the year to offset current year charge-offs and to provide for inherent loss exposure due to weakened general economic conditions such as depreciating collateral values, job losses and continued pressures on household budgets in the Bank’s market area.  The primary reason for the decrease in the provision for loan losses for 2011 compared to the prior year was a decrease in net charge-offs from $2.5 million during 2010 to $2.1 million during 2011.

Noninterest income increased $145,000 for the year ended December 31, 2011 as compared to the year ended December 31, 2010.  Service charges on deposit accounts increased $158,000 when comparing the two periods primarily due to an increase in debit card income.  The Company also incurred an other than temporary impairment loss of $36,000 on securities during 2011 based on an independent third party analysis performed in December 2011.  This loss was recorded on a privately-issued collateralized mortgage obligation which had been previously downgraded to a substandard regulatory classification due to a downgrade of the security’s credit quality by various rating agencies.

Noninterest expenses increased $449,000 for the year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to increases of $427,000 in salary and benefit expenses and $392,000 in data processing expenses.  The increase in salary and benefit expenses was primarily due to normal salary increases and an increase in the cost of health insurance.  The increase in data processing expenses is primarily due to a pre-tax refund of previously disputed ATM charges of $278,000 received by the Bank during the first quarter of 2010.  Other operating expenses decreased $270,000 when comparing the two periods, primarily due to a decrease in deposit insurance premiums of $242,000 as a result of lower FDIC assessments during 2011 compared to the prior year.

For the quarter ended December 31, 2011, the Company’s net income was $1.0 million or $0.37 per diluted share compared to net income of $966,000 or $0.35 per diluted share for the same period in 2010.

Net interest income after provision for loan losses increased $130,000 for the quarter ended December 31, 2011 as compared to the quarter ended December 31, 2010.  Interest income decreased $366,000 when comparing the two periods as a result of a decrease in the average tax-equivalent yield on interest-earning assets from 5.17% for the fourth quarter of 2010 to 4.94% for the same period in 2011, and a decrease in the average balance of interest-earning assets from $419.7 million for the quarter ended December 31, 2010 to $409.9 million for the same period in 2011.  Interest expense decreased $429,000 as the average cost of interest-bearing liabilities decreased from 1.37% to 0.94% when comparing the two periods, and the average balance of interest-bearing liabilities decreased from $361.3 million for the quarter ended December 31, 2010 to $342.8 million for the same period in 2011.  The provision for loan losses decreased $67,000 when comparing the two periods from $567,000 for the quarter ended December 31, 2010 to $500,000 for the quarter ended December 31, 2011.

Noninterest income increased $39,000 when comparing the quarter ended December 31, 2011 to the quarter ended December 31, 2010, primarily due to increases of $30,000 each in service charges on deposits and gains on the sale of mortgage loans.  Those increases were partially offset by the previously mentioned other than temporary impairment loss recorded in December 2011.

Noninterest expenses increased $95,000 when comparing the quarter ended December 31, 2011 to the quarter ended December 31, 2010, primarily due to an increase of $135,000 in salary and benefits expenses.  This increase was partially offset by a decrease of $116,000 in other operating expenses when comparing the periods primarily due to a decrease in FDIC deposit insurance premiums.

Total assets as of December 31, 2011 were $438.9 million compared to $452.4 million at December 31, 2010.  Net loans receivable decreased $18.5 million while securities available for sale increased $10.6 million during 2011.  Deposits decreased $13.6 million overall during 2011, but noninterest-bearing deposits increased $6.5 million.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) totaled $8.9 million and $8.5 million at December 31, 2011 and 2010, respectively.  At December 31, 2011, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Lincoln Investments, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)
	Year Ended		Three Months Ended
	December 31,		December 31,
OPERATING DATA	2011	2010	2011	2010
(Dollars in thousands, except per share data)

Total interest income	$20,273	$21,834	$4,923	$5,289
Total interest expense	3,760	5,502	805	1,234
Net interest income	16,513	16,332	4,118	4,055
Provision for loan losses	1,825	2,037	500	567
Net interest income after provision for loan losses	14,688	14,295	3,618	3,488

Total non-interest income	4,051	3,906	1,099	1,060
Total non-interest expense	13,211	12,762	3,257	3,162
Income before income taxes	5,528	5,439	1,460	1,386
Income tax expense	1,543	1,561	415	417
Net income	$3,985	$3,878	$1,045	$969
Less net income attributable to noncontrolling interest	13	13	3	3
Net income attributable to First Capital, Inc.	$3,972	$3,865	$1,042	$966

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.43	$1.39	$0.37	$0.35

Diluted	$1.43	$1.39	$0.37	$0.35

Weighted average common shares outstanding:
Basic	2,786,410	2,785,168	2,785,693	2,787,306

Diluted	2,786,410	2,786,227	2,785,693	2,787,306

OTHER FINANCIAL DATA

Cash dividends per share	$0.76	$0.74	$0.19	$0.19
Return on average assets (annualized)	0.90%	0.84%	0.94%	0.85%
Return on average equity (annualized)	8.04%	8.10%	8.22%	7.95%
Net interest margin	4.14%	3.96%	4.15%	4.00%
Interest rate spread	3.97%	3.74%	4.00%	3.80%
Net overhead expense as a percentage
of average assets (annualized)	2.98%	2.79%	2.93%	2.79%

	December 31,
BALANCE SHEET INFORMATION	2011	2010
(Dollars in thousands)

Cash and cash equivalents	$18,923	$21,575
Investment securities	111,456	100,883
Gross loans	280,229	299,023
Allowance for loan losses	4,182	4,473
Earning assets	401,361	414,114
Total assets	438,886	452,378
Deposits	364,374	378,003
FHLB debt	12,350	15,729
Repurchase agreements	9,125	8,669
Stockholders' equity, net of noncontrolling interest	50,942	47,893
Non-performing assets:
Nonaccrual loans	7,401	7,541
Accruing loans past due 90 days	363	370
Foreclosed real estate	661	591
Troubled debt restructurings on accrual status	462	0
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	10.06%	9.32%
Tier I - risk based	16.11%	14.83%
Total risk-based	17.05%	15.54%